Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-116511, 333-128764, 333-134685, and 333-134686 ); and Form S-3 (No. 333-156356) of Boston Private Financial Holdings, Inc. (the “Company”) of our reports dated March 11, 2009, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc., as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of the Company.

/s/    KPMG LLP

Boston, Massachusetts

March 11, 2009